UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2008

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South Richfield, MN	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 291-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events

On September 15, 2008, Best Buy Co., Inc., a Minnesota corporation (“Best Buy”) and Napster, Inc., a Delaware corporation (“Napster”) announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 14, 2008, by and among Best Buy, Puma Cat Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Best Buy (“Purchaser”), and Napster.  The total transaction value will be approximately $121 million (or $54 million net of approximately $67 million in cash and short-term investments of Napster as of June 30, 2008). The joint press release announcing the execution of the Merger Agreement is attached hereto as Exhibit 99.1.

Pursuant to the Merger Agreement, and subject to the conditions set forth therein,   Purchaser will commence a cash tender offer to acquire all of Napster’s issued and outstanding shares of common stock, par value $0.001 per share, and all stock purchase rights associated with such shares (collectively, the “Shares”), at a price of $2.65 per share, without any interest or accrued dividends, net to the seller in cash (the “Offer”).  Following completion of the Offer, Purchaser will be merged with and into Napster, with Napster as the surviving corporation and a wholly-owned subsidiary of Best Buy (the “Merger”).  In the Merger, each outstanding Share (other than Shares held by Purchaser or Best Buy, treasury Shares, which will be cancelled, and Shares held by stockholders, if any, who properly exercise appraisal rights) will be converted into the right to receive the cash amount payable in the Offer without interest.  The Offer and the Merger are subject to the satisfaction of customary closing conditions, including, among others, a condition to the Offer that the number of shares validly tendered and not properly withdrawn before the expiration date of the Offer represent, together with any Shares owned, directly or indirectly, by Best Buy, in the aggregate, more than fifty percent (50%) of the outstanding Shares on a fully-diluted basis on the date of purchase, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

In the Merger Agreement, Napster granted to Purchaser an irrevocable option (the “Top-Up Stock Option”) to purchase a number of newly-issued Shares that, when added to the number of Shares collectively owned by Best Buy and Purchaser immediately following the completion of the Offer, equals one share more than 90% of the issued and outstanding Shares (assuming the issuance of the Shares issued upon exercise of the Top-Up Stock Option), at a purchase price per share equal to the price paid per Share in the Offer.  The Top-Up Stock Option may only be exercised if exercise thereof will result in the ownership by Best Buy and Purchaser of one share more than 90% of the issued and outstanding Shares.  The Top-Up Stock Option cannot be exercised if the number of Shares to be issued would exceed the number authorized in Napster’s certificate of incorporation or require the approval of Napster stockholders under applicable law or under the regulations of the Nasdaq Stock Market.

The Merger Agreement contains certain termination rights for each of Best Buy, Purchaser and Napster, and further provides that, upon termination of the Merger

Agreement under certain circumstances, Napster would be required to pay to Best Buy a termination fee of $3 million.

In connection with the transactions contemplated by the Merger Agreement, Best Buy and Purchaser entered into a Shareholder Support Agreement with each of Napster’s directors and certain officers, pursuant to which such individuals, in their capacities as stockholders, have agreed to tender their Shares pursuant to the Offer and vote in favor of the Merger.  Such stockholders in the aggregate beneficially own Shares that are eligible to be tendered in the Offer representing approximately 1.4% of the Shares outstanding (Shares held by such stockholders that may be voted in favor of the Merger represent approximately 5.9% of the Shares outstanding).

The foregoing descriptions of the Merger Agreement and the Shareholder Support Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the Merger Agreement and the Shareholder Support Agreement, which are attached hereto as Exhibits 2.1 and 2.2, respectively, and incorporated herein by reference.

The Offer has not yet commenced, and this report is not an offer to buy or the solicitation of an offer to sell any securities.  The Offer will be made only pursuant to an offer to purchase and related materials that Best Buy intends to file with the U.S. Securities and Exchange Commission (the “SEC”) on Schedule TO.  Napster also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the Offer.  Napster stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the Offer.  Napster stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s Web site at www.sec.gov, from the Information Agent named in the tender offer documents, from Best Buy (with respect to documents filed by Best Buy with the SEC), or from Napster (with respect to documents filed by Napster with the SEC).

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated September 14, 2008, by and among Best Buy Co., Inc., Puma Cat Acquisition Corp. and Napster, Inc.

2.2

Shareholder Support Agreement, dated September 14, 2008, by and among Best Buy Co., Inc., Puma Cat Acquisition Corp., Christopher Allen, Vernon E. Altman, Aileen Atkins, Richard J. Boyko, Suzanne M. Colvin, Bradford D. Duea, Wm. Christopher Gorog, Philip J. Holthouse, Joseph C. Kaczorowski, Ross Levinsohn, Brian C. Mulligan and Robert Rodin

99.1	Joint press release issued by Best Buy Co., Inc. and Napster, Inc. on September 15, 2008

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Best Buy Co., Inc.

	By:	/s/ SUSAN S. GRAFTON
Susan S. Grafton
Vice President, Controller and Chief Accounting Officer
Dated: September 15, 2008